Exhibit 10.4

2012 AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT
BETWEEN ENTERON PHARMACEUTICALS, INC.
AND DR. GEORGE B. MCDONALD

This 2012 Amendment (“2012 AMENDMENT”) is made as of the 21st day of December, 2012 by and between ENTERON Pharmaceuticals, Inc., a Delaware corporation (“ENTERON”), wholly owned subsidiary of SOLIGENIX, INC. (“SOLIGENIX”), and George B. McDonald, MD (“MCDONALD”).

RECITALS

A.          ENTERON and MCDONALD have entered into an Exclusive License Agreement dated November 24, 1998, as amended by amendments dated March 5, 2001, November 20, 2001, December 13, 2005, February 11, 2009, September 15, 2009 and July 26, 2011 (as amended, the “LICENSE AGREEMENT”).

B.           ENTERON and MCDONALD wish to amend further the LICENSE AGREEMENT as hereinafter provided.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound thereby, the parties agree as follows:

1.           Section 3(C)(i) of the LICENSE AGREEMENT is hereby amended by replacing existing Section 3(C)(i) with the following new Section 3(C)(i) to read as follows:

“(i) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay to LICENSOR within forty-five (45) days of the end of each Calendar Quarter an amount equal to ten percent (10%) of:  (a) any non-recurring sublicense fees (including, but not limited to, signing, up-front, and lump-sum fees) and annual license maintenance fees, if any, received from any Affiliate or Third Party for the right to practice the Licensed Process(es) or make, use, sell, or import Licensed Product(s); and (b) all royalties received by LICENSEE from the sale of Licensed Product(s) by any sublicensed Third Party.”

2.           Section 3(C)(iii) of the LICENSE AGREEMENT is hereby amended by replacing existing Section 3(C)(iii) with the following new Section 3(C)(iii) to read as follows:

“(iii) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay LICENSOR within forty-five (45) days from the end of each Calendar Quarter three percent (3%) of all Net Sales of Licensed Products by LICENSEE or a sublicensed Affiliate.”

3.           ENTERON agrees to pay/reimburse MCDONALD for legal fees for the preparation, review and execution of this 2012 AMENDMENT and related documents.

4.           Except as expressly set forth in this 2012 AMENDMENT, the LICENSE AGREEMENT remains in full force and effect in accordance with its terms. References in the LICENSE AGREEMENT to the “Agreement” are hereby amended to refer to the LICENSE AGREEMENT, as amended by this 2012 AMENDMENT. This 2012 AMENDMENT constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersedes any prior oral or written agreements.  This 2012 AMENDMENT will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this 2012 AMENDMENT as of the date first written above.

ENTERON PHARMACEUTICALS, INC.		George B. McDonald, MD

By:	/s/ Christopher J. Schaber	/s/ George B. McDonald
Name:	Christopher J. Schaber, PhD	Name: George B. McDonald, MD
Title:	Chief Executive Officer
SOLIGENIX, INC.

By:	/s/ Christopher J. Schaber
Name:	Christopher J. Schaber, PhD
Title:	Chief Executive Officer